Exhibit 16.1

KPMG LLP
Vaughan Metropolitan Centre
100 New Park Place
Suite 1400
Vaughan, ON Canada L4K 0J3
Telephone (905) 265-5900
Fax (905) 265-6390
www.kpmg.ca

April 2, 2024

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently the independent registered public accounting firm of Li-Cycle Holdings Corp. and subsidiaries (the “Company”).

On March 28, 2024, we notified the Company that we have decided to decline to stand for re-appointment as the independent registered public accounting firm of the Company, provided, however, that we will remain the Company’s independent registered public accounting firm until the completion of our review of the consolidated interim financial statements of the Company and subsidiaries as of and for the three months ended March 31, 2024 and, if requested by the Company, as of and for the three and six months ended June 30, 2024.

We have read the statements of the Company included under Item 4.01 of its Form 8-K dated April 2, 2024, and we agree with such statements, except as regards the second paragraph thereof in respect of which we express no opinion.

Very truly yours,

/s/ KPMG LLP

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.
KPMG Canada provides services to KPMG LLP.